EXHIBIT 10.28

XenoPort, Inc. Corporate Bonus Plan

Adopted January 30, 2007

Effective January 1, 2007

Amended and Restated, Effective June 1, 2012

Amended and Restated, Effective January 1, 2015

Plan Objectives

The objectives of the XenoPort, Inc. Corporate Bonus Plan (the “Plan”) are to:

•	provide eligible employees of XenoPort, Inc. (the “Company”) with incentives to achieve the highest level of individual and team performance and to meet or exceed specified goals, which contribute to the overall success of the Company;

•	motivate participants to achieve both individual and Company objectives; and

•	enable the Company to attract and retain high-quality employees.

Administration

The Plan will be administered by the Company’s Board of Directors (the “Board”), the Compensation Committee of the Board (the “Compensation Committee”) and the Chief Executive Officer, as applicable. The Compensation Committee generally sets a one-year performance period under the Plan to run from January 1 through December 31 (the “Plan Year”). The Compensation Committee is responsible for approving any awards under the Plan for executive officers (as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, the Company’s “Executive Officers”) and for recommending to the Board for approval any award under the Plan for the Chief Executive Officer. The Chief Executive Officer is responsible for approving any awards under the Plan for employees who are not Executive Officers (i.e., positions below the level of Senior Vice President, the Company’s “Non-Executive Officer Employees”) in accordance with the Company’s approved annual budgets.

Eligibility

All Regular Employees (as defined below) of the Company holding a position with the Company that is covered by this Plan, as determined by the Compensation Committee from time to time in its discretion, are eligible to participate in the Plan for each Plan Year; provided, however, that, unless otherwise provided by the Compensation Committee, in order to receive an actual bonus award under the Plan, if any, for a Plan Year, an eligible employee (“Participant”) must:

(i)	be employed by the Company as a Regular Employee at the time actual bonus awards are paid out under the Plan for such Plan Year (and must not have given the Company notice, prior to such payout date, of his or her intent to terminate employment with the Company), unless the terms of an applicable severance plan or severance agreement provide otherwise; provided, however, that the Compensation Committee (or the Board, with respect to the Chief Executive Officer) will have the discretion to approve actual bonus awards under the Plan for any Participant whose employment with the Company terminates prior to such payout date due to the Participant’s death or Disability (as defined below);

(ii)	be employed by the Company as a Regular Employee by October 1 of such Plan Year and have completed at least three months of full-time, active employment with the Company during such Plan Year (active employment excludes all time while the Participant is on any leave of absence) or have been deemed by the Compensation Committee to be eligible to participate in the Plan for such Plan Year; provided, however, that the Compensation Committee will have the discretion to approve actual bonus awards under the Plan for part-time employees of the Company; and

(iii)	not have been placed on a written performance improvement plan at any time during such Plan Year.

Provided that a Participant meets the eligibility requirements set forth above, (i) if a Participant has at least three, but less than 12, months of active employment with the Company during a Plan Year, the Participant’s actual bonus award may be prorated based on the length of such employment during such Plan Year and (ii) if a Participant changes job grades during a Plan Year, the Participant’s actual bonus award may be based on the length of time employed in each grade and the respective bonus targets that would apply to each grade. Any such determinations will be made by the Board, the Compensation Committee or the Chief Executive Officer, as applicable.

For purposes of the Plan, “Regular Employee” means a person (i) who is employed as an employee by the Company on a scheduled basis and (ii) who is receiving compensation from the Company for services rendered as an employee. Notwithstanding anything herein to the contrary, the term Regular Employee shall not include: (a) a person who has terminated employment with the Company; (b) a person who is receiving extended disability benefits under XenoPort’s Long-Term Disability Plan; or (c) a person whose employment status is temporary, seasonal, or otherwise inconsistent with regular employment status. Notwithstanding anything herein to the contrary, the term Regular Employee shall not include any person who is not so recorded on the payroll records of the Company, including any such person who is subsequently reclassified by a court of law or regulatory body as a common law employee of the Company. Consistent with the foregoing and for purposes of clarification only, the term Regular Employee does not include any individual who performs services for the Company as an independent contractor or under any other non-employee classification.

For purposes of the Plan, “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Internal Revenue Code of 1986, as amended, and will be determined by the Board, the Compensation Committee or the Chief Executive Officer, as applicable, on the basis of such medical evidence as the Board, the Compensation Committee or the Chief Executive Officer, as applicable, deems warranted under the circumstances.

Target Bonus Awards

Target bonus awards under the Plan are determined and communicated to eligible employees annually. The Chief Executive Officer determines target bonus awards for Non-Executive Officer Employees, and the Compensation Committee determines target bonus awards for all Executive Officers, including the Chief Executive Officer, provided that the target bonus award for the Chief Executive Officer will be subject to approval by the Board. Target bonus awards may be modified from time to time.

Actual Bonus Awards

Actual bonus award payouts under the Plan may range from 0 to 1.5 times the target bonus awards, based on individual and Company performance.

Following are the weightings of the individual and Company performance components used for Participants in determining the actual bonus award amounts:

Title	Weighting of Company’s Performance	Weighting of Individual Performance
Chief Executive Officer	100%	—
Executive Vice President	65%	35%
Senior Vice President	50%	50%
Vice President	50%	50%
Executive Director/Senior Director/ Director/Associate Director	40%	60%
Below Associate Director	25%	75%

At the beginning of each Plan Year under the Plan, the criteria for assessing an individual’s performance for such Plan Year will be developed by the Company in consultation with the Participant (“Individual Bonus Criteria”). For the Chief Executive Officer, he or she will be assessed based on the Company’s corporate performance for such Plan Year, and there will be no additional Individual Bonus Criteria. For Executive Officers (other than the Chief Executive Officer), the Individual Bonus Criteria for such Participants must be approved by the Compensation Committee, in consultation with the Chief Executive Officer. For Non-Executive Officer Employees, the Individual Bonus Criteria for such Participants must be approved by the respective functional area head or his or her designee.

After the end of each Plan Year, individual performance will be evaluated based on achievement of weighted goals and objectives as reflected in the employee’s written performance objectives for such Plan Year. For Non-Executive Officer Employees, the Chief Executive Officer, in consultation with the respective functional area heads and Human Resources, will assess the extent to which Individual Bonus Criteria have been met, identify any unplanned achievements that have been accomplished and approve an overall percentage of weighted goals achieved with respect to the individual component of the Plan. For Executive Officers (other than the Chief Executive Officer), the Compensation Committee will assess, in consultation with the Chief Executive Officer, the extent to which Individual Bonus Criteria have been met, identify any unplanned achievements that have been accomplished and approve an overall percentage of weighted goals achieved with respect to the individual component of the Plan.

At the beginning of each Plan Year under the Plan, the criteria for assessing the Company’s corporate performance for such Plan Year will be: (i) developed by the Chief Executive Officer in consultation with management; (ii) reviewed and approved by the Compensation Committee; and (iii) approved by the Board.

After the end of each Plan Year, the Compensation Committee will assess the extent to which corporate goals and objectives have been met, identify any unplanned achievements that have been accomplished and recommend to the Board for approval an overall percentage of weighted goals achieved with respect to the corporate component of the Plan. This percentage of corporate goal achievement, together with the percentage of achievement for the individual component, will be used to calculate actual bonus award payouts for Participants in the Plan for such Plan Year.

The Company must achieve at least 60% of the Company’s weighted corporate objectives for a Plan Year in order for any actual bonus award payouts to occur for such Plan Year. The Compensation Committee and the Board have discretion in determining whether such threshold has been achieved. Notwithstanding the foregoing, the Compensation Committee (or the Board, with respect to the Chief Executive Officer), in its discretion, may determine to pay an actual bonus award under the Plan for a Plan Year even though certain Individual Bonus Criteria or corporate objectives are not met and regardless of whether such threshold has been achieved for such Plan Year.

Payment

Any actual bonus awards for a Plan Year will be paid to Participants (or a Participant’s estate in the event of death, if approved by the Compensation Committee or the Board, as applicable) by no later than March 15 of the calendar year following such Plan Year and will be subject to applicable withholdings. Employees who have elected to participate in XenoPort’s Employee Stock Purchase Plan will have the applicable funds withheld from their bonus payment, unless provided otherwise under the terms of such Employee Stock Purchase Plan.

Other Provisions

The Board and the Compensation Committee reserve the right to interpret, modify, suspend or terminate this Plan at any time. Effective January 1, 2015, this amended and restated Plan shall apply (retroactively as applicable) to all eligible Company employees for the full 2015 Plan Year.

No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.

Participants who engage in an activity that violates applicable local, state or federal laws, or who violate Company policies, may be subject to having their awards reduced or eliminated in the sole discretion of the Compensation Committee, except in the case of the Chief Executive Officer where the Board shall make the final determination after considering the Compensation Committee’s recommendation.

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or Participant the right to be retained in the employ of the Company. Employees of the Company are employed “at will” unless they have an agreement signed by the Chief Executive Officer or a member of the Board providing for other than at-will employment.

The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supercede any and all prior communications between the Company and any employee with respect to the Plan.